UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 10, 2005

ZENITH NATIONAL INSURANCE CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-9627	95-2702776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21255 Califa Street, Woodland Hills, CA		91367-5021
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (818) 713-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 10, 2005, the Board of Directors (“Board”) of Zenith National Insurance Corp. (the “Company”) took certain actions, based on the recommendation of the Board’s Compensation Committee, with respect to the compensation for non-employee Directors (that is, all Directors, except Stanley R. Zax, Chairman and President, who receives no additional compensation for serving on the Board).  Namely, the Board changed the annual compensation for serving on the Board by increasing the annual cash fee from $62,500 to $75,000 per year and, subject to Stockholders’ approval at the 2005 Annual Stockholders’ Meeting, added an annual award of 1,500 shares of Restricted Common Stock to vest 500 shares per year over three years.  In addition to the annual compensation for service as a Director, members of the Board are also paid an additional annual cash fee for service on each committee to which he or she is appointed.  The Board continued without change, the additional annual cash fee of $31,250 for service on all of the committees, except the Audit Committee.  As for service on the Audit Committee, the Board increased the additional annual cash fee to $33,750 for its members and to $41,250 for its Chairman.  Further details on the compensatory arrangement for non-employee Directors are set out in Exhibit 10.1 attached to this current report and which is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

        (a)  Not applicable

        (b)  Not applicable

        (c)  Exhibits

                        The following exhibit is filed as part of this report:

Number	Exhibit
10.1	Description of Non-employee Directors’ Compensation

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZENITH NATIONAL INSURANCE CORP.

Dated: February 16, 2005	By:	/s/ William J. Owen
		Name:	William J. Owen
		Title:	Senior Vice President
and Chief Financial Officer

Index to Exhibits

Number	Exhibit
10.1	Description of Non-employee Directors’ Compensation